Exhibit 99.1
                Brooke Corporation Announces Quarterly Dividend

    OVERLAND PARK, Kan., Oct. 24 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation's (Amex: BXX) board of directors declared a $.10 quarterly cash dividend on the company's common stock at their October 23, 2003, board meeting. Orr noted that this dividend will be paid on November 10, 2003, to the shareholders of record as of November 3, 2003, with an ex-dividend date of October 30, 2003.

    In making the announcement, Orr stated, "On a split adjusted basis, the dividends declared so far in 2003 total $.30 1/2 per share as compared with dividends of $.07 paid during the same period in 2002. This 335% increase in dividends is directly related to our company's increase in profits. Based on the October 22, 2003, closing stock price of $8.40 per share, the estimated annual yield is 4.76% when calculated using the current quarterly dividend rate."

    About our company ... Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through subsidiaries, the company
distributes insurance and financial services through a network of more than 210 franchisee locations and has originated more than $90,000,000 in franchisee loans which have been sold to participating lenders or to investors through an asset backed securitization. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    Statements about future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. It is intended that such forwarding looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results.

SOURCE  Brooke Corporation
    -0-                             10/24/2003
    /CONTACT: Meg Wilson, Corporate Communication Coordinator of Brooke Corporation, wilsm@brookecorp.com , or +1-785-543-3199, ext. 161/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  DIV